Exhibit 10.61

ADVANCED EMISSIONS SOLUTIONS, INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of ____________ (the “Grant Date”) by and between Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”) and _________________ (the “Grantee”).

WHEREAS, the Company has adopted the Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended (the “Plan”), pursuant to which awards of units tied to the performance of the Company (“performance share units” or “PSUs”) may be granted;

WHEREAS, the Administrator (as defined in the Plan) has adopted the Long Term Incentive Plan, pursuant to which Grantee may be issued PSUs that represent the right to receive Common Stock if the Company meets certain performance measures over the period from ____________ through _____________ (the “Performance Period”);

WHEREAS, the Administrator has set a target amount of stock that, as of the date hereof, has a fair market value equal to ____% of the Grantee’s ____ base salary (the “Target”); and

WHEREAS, the Administrator has determined that it is in the best interests of the Company and its stockholders to grant the award of PSUs on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.      Grant of PSUs.

Pursuant to Section 6(a) of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, ___________ PSUs (the “PSUs”) representing, at the current fair market value of the Common Stock, 200% of the Grantee’s Target.  Of the total PSUs, __% shall initially be TSR Peer Group PSUs, and __% shall initially be Russell 3000 Index PSUs; provided, however that if any company is removed from the TSR Peer Group for any reason (such as a merger of peers or otherwise), the percentage of PSUs comprised of Russell 3000 Index PSUs shall increase by _% for each company removed, and the percentage of PSUs comprised of TSR Peer Group PSUs shall decrease by _% for each company removed.   Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

The PSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

The PSUs shall continue to be restricted as set forth herein, during the period from the date hereof to the Vesting Date. The “Vesting Date” for purposes of this Agreement shall be date on which the Administrator determines the performance results and resulting vesting in accordance with this Agreement, but in no event later than ____________; provided that if the Administrator’s determination is made after ____________, the Vesting Date shall nevertheless be ____________.

2.     Consideration. The grant of the PSUs is made in consideration of the services to be rendered by the Grantee to the Company.

3.     Vesting.  Except as otherwise provided herein, and provided that Grantee remains in Continuous Service throughout the Performance Period:

3.1    The TSR Peer Group PSUs will vest, in whole or in part, on the Vesting Date, in accordance with the schedule set forth on Exhibit I; and

3.2    The Russell 3000 Index PSUs will vest, in whole or in part, on the Vesting Date, in accordance with the schedule set forth on Exhibit II.

3.3    With effect as of the Vesting Date, any PSUs that vest as set forth above, become “Vested Units,” and all other PSUs shall be automatically forfeited, and neither the Company nor any Affiliate shall have any further obligations to the Grantee with respect to such forfeited PSUs.

3.4    The foregoing vesting schedules notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before the Vesting Date, the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of Continuous Service, and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.5    Immediately prior to the consummation of a Corporate Transaction described in Section 2(q)(i), (ii) or (iii) of the Plan or a Change of Control, the PSUs shall automatically vest in their entirety at the target amount and shall as of such moment become Vested Units; except to the extent this Agreement is Assumed, in which case this Agreement shall continue to apply to the PSUs or any similar rights issued in lieu thereof in connection with such assumption.  Adjustments shall be made to the number of PSUs to reflect the effect of the Corporate Transaction.

4.      Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Performance Period and until such time as the PSUs are settled in accordance with Section 6, the PSUs and any rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the PSUs will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

5.      Rights as Stockholder; Dividend Equivalents.

5.1    The Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the PSUs unless and until the PSUs, and any resulting Vested Units, are settled by the issuance of such shares of Common Stock.

5.2    Upon and following the settlement of the Vested Units, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

5.3    Until such time as the PSUs vest, the Grantee’s Account shall be credited with an amount equal to all dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each PSU granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be credited to the Grantee’s Account. Dividend Equivalents shall be subject to the same vesting restrictions as the PSUs to which they are attributable, and shall be paid, solely with respect to Vested Units, on the same date that the Vested Units to which they are attributable are settled in accordance with Section 6 hereof. Dividend Equivalents credited to a Grantee’s Account shall be distributed in cash or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents.

6.      Settlement of Vested Units.  Subject to Section 6 hereof, promptly following the Vesting Date, and in any event no later than ________ of the calendar year following the calendar year in which the Vesting Date occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units and cash equal to any Dividend Equivalents credited with respect to such Vested Units or, at the discretion of the Administrator, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents; and (b) enter the Grantee’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to the Grantee.  Subject to Section 19 of the Plan, if the shares that may be issued to the Grantee are limited in number by the terms of the Plan, (i) on or before ________ of the calendar year following the calendar year in which the Vesting Date occurs, the Company shall issue and deliver to the Grantee the maximum number of shares that may be issued under the Plan for the Vested Units at that time, and (ii) the Company shall issue shares for the remaining Vested Units as soon thereafter as practicable after their issuance becomes allowable under the Plan.

7.      No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

8.      Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in the manner as contemplated by Section 10 of the Plan.

9.      Tax Liability and Withholding.

9.1    Pursuant to Section 7(d) of the Plan, the Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Vested Units and vested Dividend Equivalents and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding taxes. The Administrator shall permit, and the Grantee may elect by notice to the Company promptly following the Vesting Date, the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)   tendering a cash payment;

(b)   authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)   delivering to the Company previously owned and unencumbered shares of Common Stock.

9.2    Notwithstanding any action the Company takes with respect to any or all income tax, social security, Medicare or payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares; and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

10.    Acknowledgement. By electing to accept this Agreement, Grantee acknowledges receipt of this Agreement and hereby confirm his understanding that the terms set forth in this Agreement and the Plan, the entire agreement and understanding of the parties with respect to the matters contained herein and supersede any and all prior agreements, arrangements and understandings, both oral and written, between the parties concerning the subject matter of this Agreement; provided, however, that in the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control. The Company may, in its sole discretion, decide to deliver any documents related to Awards awarded under the Plan or future Awards that may be awarded under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.    Entire Agreement: Governing Law.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

12.    Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

13.    Dispute Resolution. The provisions of this Section 13 shall be the exclusive means of resolving disputes arising out of or relating to the Plan and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the Courts of the State of Colorado, and the parties shall submit to the jurisdiction of such courts. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

14.    Compliance with Laws. Notwithstanding anything contained in this Agreement or the Plan, the Company may not take any actions hereunder, and no award shall be granted, that would violate the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended, the Code, or any other securities or tax or other applicable law or regulation. Notwithstanding anything to the contrary contained herein, the shares issuable upon vesting shall not be issued unless such shares are then registered under the Act, or, if such shares are not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Act.

15.    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon facsimile or other electronic transmission (including by email) or upon deposit in the United States mail by certified mail (if the parties are within the United States) or upon deposit for delivery by an internationally recognized express mail courier service (for international delivery of notice), with postage and fees prepaid, addressed to the other party at its address as shown beneath its signature in the Notice, or to such other address as such party may designate in writing from time to time to the other party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: Advanced Emissions Solutions, Inc., a Delaware corporation
By: _________________________ Name: _______________________ Title:

GRANTEE:
By: _________________________ Name: _______________________

EXHIBIT I

TSR PEER GROUP PSUs

TSR Peer Group PSUs shall vest in whole or in part based on the relative rank of the Company Change, and the TSR Peer Change of and each of the companies in the TSR Peer Group, as set forth below:

Rank	Percentage of TSR Peer Group PSUs Vested	Percentage of Target for TSR Peer Group
1	___%	___%
2	___%	___%
3	___%	___%
4	___%	___%
5	___%	___%
6	___%	___%
7	___%	___%
8	___%	___%
9	___%	___%
10	___%	___%
11	___%	___%
12	___%	___%
13	___%	___%
14	___%	___%
15	___%	___%

For purposes of this Agreement, “TSR Peer Group” shall mean each of the companies included in the Company’s peer group for compensation purposes, as determined by the Administrator, which as of the date hereof, includes:

Headwaters International
Calgon Carbon Corporation	GSE Holdings Inc.
FutureFuel Corp.	Hawkins Inc.
Flotek Industries Inc.	KMG Chemicals Inc.
Rentech, Inc.	American Pacific Corporation
PMFG, Inc.	CECO Envinronmental Corp.
Met-Pro Corp.	Fuel-Tech, Inc.
Westmoreland Coal Co.

“Company Change” =	Company Initial Price – Company Final Price
Company Initial Price

“Company Initial Price” =	30-day trading average closing price of Common Stock for the period ending _________

“Company Final Price” =	30-day trading average closing price of Common Stock for the period ending _________

“TSR Peer Change”=	TSR Peer Initial Price – TSR Peer Final Price
TSR Peer Initial Price

“TSR Peer Initial Price” =	30-day trading average closing price of the TSR Peer for the period ending _________

“TSR Peer Final Price” =	30-day trading average closing price of the TSR Peer for the period ending _________

EXHIBIT II

RUSSELL 3000 INDEX PSUs

Russell 3000 Index PSUs vest in whole or in part based on the following:

Performance Delta	Percentage of Russell 3000 Index PSUs vesting:	Percentage of Target for Russell 3000 Index
At least __%	___%	___%
At least __% and less than __%	___%	___%
At least __% and less than __%	___%	___%
At least __% and less than __%	___%	___%
At least __% and less than __%	___%	___%
At least __% and less than __%	___%	___%
At least __% and less than __%	___%	___%
At least __% and less than __%	___%	___%
Less than __%	___%	___%

For purposes of this Agreement:

“Performance Delta” =	Company Change – Russell 3000 Index Change

“Company Change” =	Company Final Price - Company Initial Price
Company Initial Price

“Company Initial Price” =	30-day trading average closing price of Common Stock for the period ending _________

“Company Final Price” =	30-day trading average closing price of Common Stock for the period ending _________

“Russell 3000 Index Change” =	Russell 3000 Index Final Price - Russell 3000 Index Initial Price
Russell 3000 Index Initial Price

“Russell 3000 Index Initial Price” =	30-day trading average closing price of the Russell 3000 Index for the period ending _________

“Russell 3000 Index Final Price” =	30-day trading average closing price of the Russell 3000 Index for the period ending _________